Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated Febraury 21, 2005, except as to Note 13 which is as of March 3, 2005 accompanying the financial statements of Dairy Fresh Technologies Ltd. contained in the Registration Statement on Form SB-2 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Interest of Named Experts and Counsel, Independent Registered Public Accounting Firm"..

/s/ Raymond Chabot Grant Thornton LLP
Raymond Chabot Grant Thornton LLP
Chartered Accountants

Ottawa, Canada
January 27, 2006